Exhibit 10.71
Notice of Restricted Stock Unit Grant

Name Andrew Drexler	Employee ID
Date of Grant June 11, 2015	Number of Performance Units Granted 31,437
Restricted Stock Unit Grant
Subject to the terms of this Notice of Restricted Stock Unit Grant (“Notice”), the J. C. Penney Company, Inc. (the “Company”) hereby grants Andrew Drexler (“You” or “Your”) the number of Restricted Stock Units listed above. The number of restricted stock units listed above was determined by dividing $262,500, the agreed on value of Your Restricted Stock Unit award, by the Fair Market Value of the Common Stock on June 11, 2015. Each Restricted Stock Unit will at all times be deemed to have a value equal to the then-current Fair Market Value of one share of Common Stock.

Definitions
For purposes of this Notice, unless the context requires otherwise, the following terms will have the meanings indicated below:

“Board” will mean the Board of Directors of the Company.

“Cause” will mean:

(a)	“cause” or “summary dismissal,” as the case may be, as that term may be defined in any written agreement between You and the Company that may at any time be in effect; or

(b)
in the absence of a definition in a then-effective agreement between You and the Company (as determined by the Board), termination of Your employment with the Company on the occurrence of one or more of the following events:

(i) Your failure to substantially perform Your duties with the Company as determined by the Board or the Company;

(ii) Your willful failure or refusal to perform specific directives of the Board, or the Company, which directives are consistent with the scope and nature of Your duties and responsibilities;

(iii) Your conviction of a felony; or

(iv) A breach of Your fiduciary duty to the Company or any act or omission by You that (A) constitutes a violation of the Company’s Statement of Business Ethics, (B) results in the assessment of a criminal penalty against the Company, (C) is otherwise in violation of any federal, state, local or foreign law or regulation (other than traffic violations and other similar misdemeanors), (D) adversely affects or could reasonably be expected to adversely affect the business reputation of the Company, or (E) otherwise constitutes willful misconduct, gross negligence, or any act of dishonesty or disloyalty.

“Change in Control” will generally have the meaning specified in section 409A of the Code, and any regulations and guidance issued thereunder and will include a change of ownership, a change of effective control, or a change in ownership of a substantial portion of the assets of the Company. Generally, subject to section 409A:

(a)
A change of ownership occurs on the date that a person or persons acting as a group acquires ownership of stock of the Company that together with stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)
Notwithstanding whether the Company has undergone a change of ownership, a change of effective control occurs (i) when a person or persons acting as a group acquires within a 12-month period 30 percent of the total voting power of the stock of the Company, or (ii) a majority of the Board is replaced within a 12-month period by directors whose appointment or election is not approved by a majority of the members of the Board before the appointment or election. A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control as defined in this Notice (i.e., multiple change in control events). For purposes of this Notice, any acquisition by the Company of its own stock within a 12-month period, either through a transaction or series of transactions, that, immediately following such acquisition, results in the total voting power of a person or persons acting as a group to equal or exceed 30 percent of the total voting power of the stock of the Company will not constitute a change in effective control of the Company.

(c)
A change in ownership of a substantial portion of the Company’s assets occurs when a person or persons acting as a group acquires assets that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all assets of the Company immediately prior to the acquisition. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii), immediately above.

Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time, or as a result of the same public offering; however, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company.

“Code” will mean the Internal Revenue Code of 1986, as amended.

“Company” will mean J. C. Penney Company, Inc., the Corporation or any successor thereto, for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom the Corporation would be considered a single employer under Code section 414(b) (employees of controlled group of corporations), and all persons with whom the Corporation would be considered a single employer under Code section 414(c) (employees of partnerships, proprietorships, etc., under common control), using the “at least 50 percent” ownership standard, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(h)(3) or any successor thereto.

“Common Stock” will mean the $0.50 par value common stock of the Company.

“Corporation” will mean J. C. Penney Corporation, Inc.

“Disability” will mean disability as defined in any then effective long-term disability plan maintained by the Company that covers You, or if such a plan does not exist at any relevant time, “Disability” means Your permanent and total disability within the meaning of section 22(e)(3) of the Code.

“Fair Market Value” of the Common Stock on any date will be the closing price on such date as reported in the composite transaction table covering transactions of New York Stock Exchange (“Exchange”) listed securities, or if such Exchange is closed, or if the Common Stock does not trade on such date, the closing price reported in the composite transaction table on the last trading date immediately preceding such date, or such other amount as the Board may ascertain reasonably to represent such fair market value; provided however, that such determination will be in accordance with the requirements of Treasury Regulation section 1.409A-1(b)(5)(iv), or its successor.

“Good Reason” will mean, following a Change in Control, a condition resulting from any of the actions listed below taken by the Company that is directed at You without Your consent:

(a)
a material decrease in Your salary or incentive compensation opportunity (the amount paid at target as a percentage of salary under the Corporation’s Management Incentive Compensation Program or any successor program then in effect); or

(b)	failure by the Company to pay You a material portion of Your current base salary, or incentive compensation within seven days of its due date; or

(c)	a material adverse change in reporting responsibilities, duties, or authority; or

(d)
a material diminution in the authority, duties, or responsibilities of the supervisor to whom You are required to report without a corresponding increase in Your authority, duties or responsibilities; or

(e)	a requirement that You report to a corporate officer or employee other than the Chief Executive Officer of the Company; or

(f)	a material diminution in the budget over which You retain authority; or

(g)	the Company requires You to change Your principal location of work to a location more than 50 miles from the location thereof immediately prior to such change; or

(h)
discontinuance of any material paid time off policy, fringe benefit, welfare benefit, incentive compensation, equity compensation, or retirement plan (without substantially equivalent compensating remuneration or a plan or policy providing substantially similar benefits) in which You participate or any action that materially reduces Your benefits or payments under such plans;

provided, however, that You must provide notice to the Corporation of the existence of any condition described above within 90 days of the initial existence of the condition, upon the notice of which the Corporation will have 30 days during which it or the Company may remedy the condition. Any separation from service as a result of a Good Reason condition must occur as of the later of (i) two years after the Change in Control, or (ii) 180 days after the initial existence of the condition described in (a) through (h) above that constitutes “Good Reason.”

“Involuntary Separation from Service” will mean Your separation from service due to the independent exercise of the unilateral authority of the Company to terminate Your services, other than due to Your implicit or explicit request, where You were willing and able to continue performing services, within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(n)(1) or any successor thereto.

“Restricted Stock Unit” means an award that represents an unsecured promise by the Company to issue a share of Common Stock to You subject to restrictions or a substantial risk of forfeiture

“Retirement” will mean Your termination of employment with the Company other than for Cause on or after the date You attain age 55 with at least 15 years of service, or on or after You attain age 60 with at least 10 years of service.

Vesting of Your Restricted Stock Units
The Restricted Stock Units will vest, and the restrictions on Your Restricted Stock Units will lapse, according to the following vesting schedule, PROVIDED YOU REMAIN CONTINUOUSLY EMPLOYED BY THE COMPANY THROUGH THE VESTING DATE (unless Your employment terminates due to Your Disability, death, or if You are party to a Termination Pay Agreement (“TPA”), an Involuntary Separation from Service without Cause as defined in the TPA).

Vesting Date	Percent Vesting
June 11, 2016	33-1/3%
June 11, 2017	33-1/3%
June 11, 2018	33-1/3%

Your vested Restricted Stock Units will be paid out in shares of Common Stock as soon as practicable on or following the earlier of (i) Your termination of employment as a result of Your Disability or death or an Involuntary Separation from Service other than for Cause, or (ii) the applicable vesting date provided in the vesting table above.  Notwithstanding the foregoing, if You are a specified employee as defined under Section 409A of the Code and the related Treasury regulations thereunder and any portion of Your Restricted Stock Unit award is, or becomes subject to the requirements of section 409A of the Code, Your vested Restricted Stock Units will be paid out in shares of Common Stock as soon as practicable following the earlier of (i) the date that is six months following Your termination of service due to Your Retirement, (ii) the date of Your death, and (iii) the next applicable vesting date provided in the vesting table above. You will not be allowed to defer the payment of Your shares of Common Stock to a later date.

Dividend Equivalents
You will not have any rights as a stockholder until Your Restricted Stock Units vest and You are issued shares of Common Stock in cancellation of the vested Restricted Stock Units. You will, however, accrue dividend equivalents on the unvested Restricted Stock Units in the amount of any quarterly dividend declared on the Common Stock. Dividend equivalents will continue to accrue until Your Restricted Stock Units vest and You receive actual shares of Common Stock in cancellation of the vested Restricted Stock Units. The dividend equivalents will be credited as additional Restricted Stock Units in Your account to be paid out in shares of Common Stock on the vesting date along with the Restricted Stock Units to which they relate. The number of additional Restricted Stock Units to be credited to Your account will be determined by dividing the aggregate dividend payable with respect to the number of Restricted Stock Units in Your account by the Fair Market Value of the Common Stock on the dividend record date. The additional Restricted Stock Units credited to Your account are subject to all of the terms and conditions of this Restricted Stock Unit award and You will forfeit Your additional Restricted Stock Units in the event that You forfeit the Restricted Stock Units to which they relate.

Acceleration of Vesting
If prior to June 11, 2018 Your employment is terminated as a result of Your death or Disability, then the restrictions will lapse with respect to all unvested Restricted Stock Units and all unvested Restricted Stock Units will become fully vested and non-forfeitable on the date of any such termination of Your employment. The number of Restricted Stock Units to which You are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above.

If prior to June 11, 2018 you experience an Involuntary Separation from Service other than for Cause, including an Involuntary Separation from Service as a result of a job restructuring, reduction in force, or unit closing, you shall be entitled to a prorated number of Restricted Stock Units. The proration shall be equal to a fraction, the denominator of which is 36 and the numerator of which is the number of months from the date of grant to the effective date of your termination of service. The prorated number of Restricted Stock Units will be reduced by the number of Restricted Stock Units, if any, that by the terms of this Notice have already vested. The prorated number of Restricted Stock Units to which you are entitled will be distributed as provided in “Vesting of Your Restricted Stock Units” above. Any Restricted Stock Units for which vesting is not accelerated shall be cancelled on such Involuntary Separation from Service.

You may designate a beneficiary to receive any shares of Common Stock in which You may vest if Your employment is terminated as a result of Your death by completing a beneficiary designation form in such form as may be prescribed from time to time by the Company. The beneficiary listed on Your beneficiary designation form will receive the vested shares covered by the Restricted Stock Unit award in the case of termination of employment due to death.

If You experience an Involuntary Separation from Service for Cause, or You voluntarily resign, any unvested Restricted Stock Units will be cancelled on the effective date of Your employment termination and a result of the Involuntary Separation from Service for Cause or Your resignation.
Recoupment
Equity awards are subject to the Company’s currently effective recoupment policy, as that policy may be amended from time to time by the Board or applicable statute or regulations. Under the recoupment policy, the Human Resources and Compensation Committee of the Board may require the Company, to the extent permitted by law, to cancel any of Your outstanding equity awards, including both vested and unvested awards, and/or to recover financial proceeds realized from the exercise of awards in the event of (i) a financial restatement arising out of the willful actions, including without limitation fraud or intentional misconduct, or gross negligence of any participant in the Company’s compensation plans or programs, including without limitation, cash bonus and stock incentive plans, welfare plans, or deferred compensation plans, or (ii) other events as established by applicable statute or regulations.

Taxes and Withholding
The vesting of any Restricted Stock Units and the related issuance of shares of Common Stock will be subject to the satisfaction of all applicable federal, state, and local income and employment tax withholding requirements. Your withholding rate with respect to this award may not be higher than the minimum statutory rate. The Company will retain and cancel the number of issued shares equal to the value of the required minimum tax withholding in payment of the required minimum tax withholding due or will require that You satisfy the required minimum tax withholding, if any, or any other applicable federal, state, or local income or employment tax withholding by such other means as the Company, in its sole discretion, deems reasonable.

Changes in Capitalization and Similar Changes
In the event of any change in the value or number of shares of Common Stock outstanding, or the assumption and conversion of this Restricted Stock Unit award, by reason of any stock dividend, stock split, dividend or distribution, whether in cash, shares or other property (other than a normal cash dividend), recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, an equitable and proportionate adjustment will be made to the number and class of shares which may be issued on vesting of the Restricted Stock Units in this Notice.

Miscellaneous

(a)
Dispute Resolution. Any dispute between the parties under this Notice will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Notice and may not change any of its provisions. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. The expenses of arbitration will be borne equally by the Company and You or as the arbitrator equitably determines consistent with the application of state or federal law; provided, however, that Your share of such expenses will not exceed the maximum permitted by law. To the extent applicable, in accordance with

Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv)(A) or any successor thereto, any payments or reimbursement of arbitration expenses which the Company is required to make under the foregoing provision will meet the requirements below. The Company will reimburse You for any such expenses, promptly upon delivery of reasonable documentation, provided, however, all invoices for reimbursement of expenses must be submitted to the Company and paid in a lump sum payment by the end of the calendar year following the calendar year in which the expense was incurred. All expenses must be incurred within a 20 year period following Your separation from service as defined in section 409A of the Code and the applicable Treasury regulations thereunder. The amount of expenses paid or eligible for reimbursement in one year under this Section governing the resolution of disputes under this Notice will not affect the expenses paid or eligible for reimbursement in any other taxable year. The right to payment or reimbursement under this Section governing the resolution of disputes under this Notice will not be subject to liquidation or exchange for another benefit.

Any arbitration or action pursuant to this Section governing the resolution of disputes under this Notice will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State. The mandatory arbitration provisions of this Section will supersede in their entirety the J.C. Penney Alternative, a dispute resolution program generally applicable to employment terminations.

(b)
No Right to Continued Employment. Nothing in this award will confer on You any right to continue in the employ of the Company or affect in any way the right of the Company to terminate Your employment without prior notice, at any time, for any reason, or for no reason.

(b)
Unsecured General Creditor. Neither You nor Your beneficiaries, heirs, successors, and assigns will have a legal or equitable right, interest or claim in any property or assets of the Company. For purposes of the payments under this Notice, any of the Company's assets will remain assets of the Company and the Company's obligation under this Notice will be merely that of an unfunded and unsecured promise to issue shares of Common Stock to You in the future pursuant to the terms of this Notice.

(c)
Stockholder Rights. You (including for purposes of this Section, Your legatee, distributee, guardian, legal representative, or other third party, as the Board or its designee may determine) will have no stockholder rights with respect to any shares of Common Stock subject to the award under this Notice until such shares of Common Stock are issued to You. Shares of Common Stock will be deemed issued on the date on which they are issued in Your name.

(d)
Indemnification. Each person who is or will have been a member of the Board or any committee of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed on or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made party or in which he may be involved by reason of any determination, interpretation, action taken or failure to act under this Notice and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he will give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification will not be exclusive and will be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation, By-laws, by contract, as a matter of law, or otherwise.

(e)
Transferability of Your Restricted Stock Units. No unearned Restricted Stock Unit under this Notice, may be sold, assigned, pledged, or transferred other than by will or the laws of descent and distribution and any attempt to do so will be void. To the extent and under such terms and conditions as determined by the Board or a subcommittee thereof vested with such authority, You may assign or transfer the Restricted Stock Units granted under this Notice without consideration (i) to Your spouse, children, or grandchildren (including any adopted and step children or grandchildren), parents, grandparents, or siblings, (ii) to a trust for Your benefit or for the benefit of one or more of the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which You or the persons referred to in clause (i) are the only partners, members or shareholders, or (iv) for charitable donations; provided that any such assignee shall be bound by and subject to all of the terms and conditions of this Notice and will, to the extent necessary, execute an agreement satisfactory to the Company evidencing such obligations; and provided further that the assignee will remain bound by the terms and conditions of this Notice. The Company shall cooperate with any assignee and the Company’s transfer agent in effectuating any transfer permitted herein.

(f)
Cessation of Obligation. The Company's liability will be defined only by this Notice. Upon distribution to You of all shares of Common Stock due under this Notice, all responsibilities and obligations of the Company will be fulfilled and You will have no further claims against the Company for further performance under this Notice.

(g)
Effect on Other Benefits. The value of the shares of Common Stock covered by this Restricted Stock Unit award will not be included as compensation or earnings for purposes of any other compensation, Retirement, or benefit plan offered to Company associates.

(h)
Administration. This Notice will be administered by the Board, or its designee. The Board, or its designee, has full authority and discretion to decide all matters relating to the administration and interpretation of this Notice. The Board’s, or its designee’s, determinations will be final, conclusive, and binding on You and Your heirs, legatees and designees.

(i)
Entire Notice and Governing Law. This Notice constitutes the entire agreement between You and the Company with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements between You and the Company with respect to the subject matter hereof, and may not be modified adversely to Your interest except by means of a writing signed by the You and the Company. Nothing in this Notice (except as expressly provided herein) is intended to confer any rights or remedies on any person other than You and the Company. This Restricted Stock Unit award will be governed by the internal laws of the State of Delaware, regardless of the dictates of Delaware conflict of laws provisions.

(j)	Interpretive Matters. The captions and headings used in this Notice are inserted for convenience and will not be deemed a part of the award or this Notice for construction or interpretation.

(k)
Notice. For all purposes of this Notice, all communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed to the Company at its principal executive office, c/o the Company’s General Counsel, and to You at Your principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address will be effective only on receipt.

(l)
Severability and Reformation. The Company intends all provisions of this Notice to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of this Notice is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of this Notice is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision will be fully severable and severed, and this Notice will be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of this Notice will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance.

(m)	Counterparts. This Notice may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Notice.

(n)
Amendments; Waivers. This Notice may not be modified, amended, or terminated except by an instrument in writing, approved by the Company and signed by You and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Notice that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

(o)
No Inconsistent Actions. The parties hereto will not voluntarily undertake or fail to undertake any action or course of action that is inconsistent with the provisions or essential intent of this Notice. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Notice.

(p)
No Issuance of Certificates. To the extent this Notice provides for issuance of stock certificates to reflect the issuance of shares of Common Stock in connection with this award, the issuance may be effected on a non-certificate basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Stock is traded.

(q) Compliance with Applicable Legal Requirements. Notwithstanding anything contained herein to the contrary, the Company will not be required to sell or issue shares of Common Stock in connection with the award under this Notice if the issuance thereof would constitute a violation by You or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Securities Exchange Act of 1934); and, as a condition of any sale or issuance of shares of Common Stock under this Notice, the Board or its designee may require such agreements or undertakings, if any, as the Board or its designee may deem necessary or advisable to assure compliance with any such law or regulation. The grant and operation of this award, as evidenced by this Notice, and the obligation of the Company to sell and deliver shares of Common Stock, will be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.